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                                  EXHIBIT 99-5


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made this 8th day of March, 1996, by and between, China Strategic Holdings Limited (the "PURCHASER") and Harlequin Investment Holdings Limited (the 'SELLER").

                                    RECITALS

         The Seller owns 44,952,082 (54.22%) on a fully diluted basis, of the issued and outstanding capital stock of Regal International, Inc., a Delaware corporation (the "Company").

         The Seller desires to sell, transfer and assign to the Purchaser, or its nominee, and the Purchaser desires to purchase from the Seller 40,500,000 (48.85%) on a fully diluted basis, of the issued and outstanding capital stock of the Company held by Seller (the "STOCK").

                                   AGREEMENTS

         In consideration of the premises and the mutual representations, warranties and covenants and subject to the conditions herein contained, the parties agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF STOCK; CLOSING

         Section 1.1 PURCHASE AND SALE OF STOCK. The Seller agrees to and will sell, transfer, assign and deliver the Stock to the Purchaser at the Closing (as hereinafter defined), free and clear of all liens, claims, and encumbrances, and the Purchaser (in reliance upon the representations, warranties and covenants of the Seller as set forth herein) will purchase the Stock from the Seller pursuant to the terms and conditions provided herein.

         Section 1.2 PURCHASE PRICE. As consideration for the Stock, the Purchaser agrees to pay to the Seller, One Million Two Hundred Twenty-Three Thousand Dollars ($1,223,000.00) and to deliver to the Seller a Stock Purchase Option (herein so called) pursuant to the terms of which the Seller can purchase from up to Eight Million (8,000,000) shares of the common stock of the Company at an option price of $0.0302 per share (the "PURCHASE PRICE").

         Section 1.3 TIME AND PLACE OF THE CLOSING. The closing of the purchase and sale of the Stock (the "Closing") shall take place at the offices of Goins, Underkofler, Crawford & Langdon, Thanksgiving Tower, Suite 3300, 1601 Elm Street, Dallas, Texas 75201 on March 11, 1996 at such time as the parties shall agree (the "TIME OF CLOSING"); provided, however, that if any of the conditions precedent to the Closing set forth in this Agreement have not been satisfied or waived by said time, then the


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Closing shall take place on a subsequent date mutually determined by the
Purchaser and the Seller, but in no event later than March 31 , 1996.

         Section 1.4 PROCEDURE AT THE CLOSING. At the Closing, the following steps will be taken by the parties and the completion of each step shall be a further condition to the Closing:

         (a) DELIVERY BY SELLER. The Seller shall execute, transfer and/or deliver to the Purchaser (unless previously provided), the certificate(s) representing the Stock, with duly endorsed stock power attached.

         (b) DELIVERY BY PURCHASER. The Purchaser shall execute, transfer and deliver to the Seller the following:

                          (i) U.S. Two Hundred Nine Thousand Three Hundred Twenty-Eight Dollars (US $209,328) the cash portion Purchase Price in immediately available funds;

                          (ii)    U.S. Two Hundred Eleven Thousand Six Hundred
Seventy-Two Dollars ($211,672) by Purchaser's cancellation of a $200,000 promissory note, dated August 8, 1994, executed by Harlequin and payable to Purchaser, together with accrued interest thereon;

                          (iii)   U.S. Eight Hundred Thousand Dollars
($800,000) by Purchaser's cancellation of that certain $800,000 promissory note, dated February 8, 1996, executed by Harlequin and payable to the order of Purchaser; and

                          (iv) the Stock Purchase Option in substantially the same form as Exhibit A attached hereto.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As of the date of this Agreement and as of the Time of the Closing, the Seller represents, warrants and covenants to the Purchaser as follows:

         Section 2.1 ORGANIZATION, POWER, AUTHORITY. The Seller is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the corporate power and authority to carry on its business as it is now being conducted.

         Section 2.2 BINDING OBLIGATION; LEGALITY. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any law, ordinance or regulation or any decree or other of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Seller; (ii) result in any breach of or default


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under any mortgage, contract, agreement, indenture, will, trust, or other instrument which is either binding upon or enforceable against the Seller or the Stock; or (iii) impair or in any way limit any governmental or official license, approval, permit or authorization of the Seller.

         Section 2.3      CAPITALIZATION.

                 (a) The authorized capital stock of the Company consists of one hundred fifty million (150,000,000) shares of $0.01 par value common stock, of which 81,806,198 shares are outstanding.

                 (b) The Seller is not a party to any agreement, written or oral, creating any rights in respect of the Stock in any third person or relating to the voting of the Stock.

                 (c) There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the capital stock of the Company, nor are there any securities convertible into such stock, except for options to purchase up to 1,100,000 shares of common stock pursuant to outstanding stock option and a $13.5 million Convertible Note to Purchaser.

                 (d) The Stock represents 48.85% of the outstanding shares of common stock of the Company on a fully diluted basis before conversion of the Convertible Note.

         Section 2.4 OWNERSHIP OF THE STOCK. The Seller has or at Closing will have good and marketable title to the shares of the Stock, free and clear of all title defects, liens, claims or other encumbrances of any kind or character. The Stock is validly issued, fully paid and nonassessable.

         Section 2.5 LITIGATION. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or to the knowledge of the Seller threatened against or affecting the Company, any of its assets or the Stock and, to the best of the knowledge of the Seller, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any local, state or federal judiciary authority in any proceeding to which the Company is or was a party or by which the Company is bound.

         Section 2.6 COMPLIANCE WITH LAWS. The Company has, to the best knowledge of the Seller, operated will continue to operate through the Time of Closing, legally and in compliance with all applicable laws, regulations, permits, licenses and orders.

         Section 2.7 TAXES. The Company (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to the Company or with respect to the Company are liable or otherwise in any way subject, (ii) has paid or fully accrued for all taxes shown




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to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed) and (iii) has properly accrued for all such taxes accrued in respect of the Company or the assets and properties of the Company for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled at the date of this Agreement.

         Section 2.8 ACCURACY OF INFORMATION FURNISHED. To the best knowledge of the Seller, no representation, statement or information made or furnished by the Seller to the Purchaser, including those contained in this Agreement and the various any Exhibits attached hereto and the other information and statements referred to herein and previously furnished by the Seller to the Purchaser pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein and herein not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As of the date of this Agreement and as of the Time of the Closing, the Purchaser represents, warrants and covenants to the Seller as follows:

         Section 3.1 ORGANIZATION, POWER AND AUTHORITY. The Purchaser is a Company duly organized and validity existing under the laws of Hong Kong, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         Section 3.2 DUE AUTHORIZATION; BINDING OBLIGATION. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered buy the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Purchaser; (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, will, trust, or other instrument which is either binding upon or enforceable against the Purchaser; or (iii) impair or in any way limit any governmental or official license, approval, permit or authorization of the Purchaser.

         Section 3.4 GOVERNMENTAL APPROVALS. No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or exemption by any governmental agency, commission, board, or public authority is required to authorize, or is required in connection with, the execution, delivery, or performance by the Purchaser of this Agreement, or any other agreement or instrument to be executed or delivered by the Purchaser herewith.




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         Section 3.5      ACCURACY OF INFORMATION FURNISHED.  To the best
knowledge of the Purchaser, no representation, statement or information made or furnished by the Purchaser to the Seller, including those contained in this Agreement and the other information and statements referred to herein and previously furnished by the Purchaser to the Seller pursuant hereto, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein and herein not misleading.

         Section 3.6 INVESTMENT REPRESENTATION. Purchaser understands that the Stock being acquired by Purchaser pursuant to this Agreement has not been registered under the Securities Act of 1933, as amended, and is being transferred in reliance upon the exemption afforded by Sections 4(1) and 4(2) thereof. Purchaser represents that (i) such Stock is being acquired for investment and without any present view toward distribution thereof to any other person, (ii) they will not sell or otherwise dispose of such Stock except in compliance with the registration requirements or exemption provision under the Securities Act of 1933, as amended, the rules and regulations thereunder, and as otherwise set forth by the Securities and Exchange Commission, (iii) they have knowledge and experience in financial and business matters, and (iv) they have consulted with counsel, to the extent deemed necessary, as to all matters covered by this Agreement and have not relied upon Seller for any explanation of the application of the various federal or state securities laws with regard to the acquisition of such Stock.

                                   ARTICLE IV

                      ADDITIONAL AGREEMENTS OF THE SELLER

         Section 4.1 CONDUCT OF BUSINESS PENDING THE CLOSING. Except with the prior written consent of the Purchaser, between the date of this Agreement and the Closing date, Seller will cause Company to refrain from:

                          (i) conducting the Company's business except in the regular and ordinary course of business;

                          (ii) declaring or paying a dividend or make any other distribution or payment in respect to its capital stock, and from redeeming or otherwise acquiring any of its stock;

                          (iii) increasing the amount of compensation currently paid to any officer, employee or agent;

                          (iv) making any significant expenditure to make any contract, commitment or liability extending beyond thirty (30) days;

                          (v) entering into any transaction except in the ordinary course of business;


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                          (vi)    taking any action of any kind which would
         cause any licenses or permits to be revoked; and

                          (vii) taking any action which would adversely affect the business of the Company or the value of the stock.

         Section 4.2 ACCESS TO THE SELLER'S PLANTS, PROPERTIES AND RECORDS. From and after the execution and delivery of this Agreement, the Seller will afford to the representatives of the Purchaser access, during normal business hours and upon reasonable notice, to the Company's premises sufficient to enable the Purchaser to inspect the books and records and properties of the Company, and the Seller will furnish to such representatives during such period all such information relating to the foregoing investigation as the Purchaser may reasonably request.

         Section 4.3 INDEMNIFICATION. The Seller agrees that it will defend, indemnify and hold the Purchaser and its affiliates harmless from and against all indemnifiable damages of the Purchaser. For this purpose, "indemnifiable damages" of the Purchaser means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including reasonable attorneys' fees and court costs) incurred or suffered by the Purchaser, or any of its directors, employees or affiliates, as a result of or in connection with: (i) any inaccurate representation or warranty made by the Seller in or pursuant to this Agreement; or (ii) any default in the performance of any of the covenants or agreements made by the Seller in this Agreement.

         Section 4.5 NON-DISCLOSURE. The Seller agrees not to disclose any proprietary information pertaining to the Purchaser without the Purchaser's written consent. The Seller and Purchaser shall not disclose any information about the sale of the Stock and transaction contemplated herein without the written consent of the other party, except as required by the laws, ordinances or regulations which govern the parties.

         Section 4.6 LIABILITY FOR EXPENSES. The Seller will share and pay one-half (1/2) of all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, whether or not the transaction contemplated hereby is consummated, including the fees and expenses of its counsel and auditors.

                                   ARTICLE V

                     ADDITIONAL AGREEMENTS OF THE PURCHASER

         Section 5.1 LIABILITY FOR EXPENSES. The Purchaser will share and pay one-half (1/2) of all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, whether or not the transaction contemplated hereby is consummated, including the fees and expenses of its counsel and auditors.

                                   ARTICLE VI

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER




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         The obligations of the Purchaser to purchase the Stock shall be subject to the fulfillment at or prior to the Time of Closing of each of the following conditions:

         Section 6.1 CLOSING CERTIFICATE. The representations and warranties of the Seller contained in this Agreement and the Exhibits hereto shall have been true and correct as of the date hereof, and they shall be true and correct as of the Time of Closing. The Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Time of Closing. The Seller shall have delivered to the Purchaser a certificate in the dated as of the date of the Closing, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         Section 6.2 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of third parties, if any, to any of the transactions contemplated hereby, the absence of which would adversely affect the Purchaser's rights hereunder, shall have been obtained and evidenced by written documentation satisfactory to the Purchaser.

         Section 6.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Stock to the Purchaser or any other transaction contemplated hereby, or which might materially affect the right and ability of the Company to conduct its business as presently conducted and which, in the judgment of the Purchaser, makes it inadvisable to proceed with the transaction contemplated hereby.

                                  ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF THE SELLER

         The obligations of the Seller to sell the Stock to the Purchaser shall be subject to the fulfillment at or prior to the Time of Closing of each of the following conditions:

         Section 7.1 CLOSING CERTIFICATE. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Time of Closing. The Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Time of Closing. The Purchaser shall have delivered to the Seller a certificate dated as of the date of Closing, certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

         Section 7.2 RECEIPT OF NECESSARY CONSENTS. All necessary consents or approvals of third parties to any of the transactions contemplated hereby, the absence of which would adversely affect the Seller's rights hereunder, shall have been obtained and evidenced by written documentation satisfactory to the Seller.

         Section 7.3 STOCK PURCHASE OPTION. Simultaneously with the Closing, Purchaser shall have delivered to Seller a Stock Purchase Option in substantially the same form as Exhibit A granting Purchaser the option to purchase 8,000,000 shares




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of the Company's common stock $0.01 the value for $0.0302 per share.  The Stock
Purchase Option shall expire five (5) years from the date of issuance.


                                     VIII.

                                 MISCELLANEOUS

         Section 8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the respective representations and warranties of the parties to this Agreement shall survive the consummation of the transactions contemplated hereby.

         Section 8.2 EXECUTION OF FURTHER DOCUMENTS. From and after the Time of Closing, upon the reasonable request of the Purchaser, the Seller shall execute, acknowledge and deliver all such further documents as may be required to convey and transfer to and vest in the Purchaser and protect its right, title and interest in the Stock, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement.

         Section 8.3 BROKER'S COMMISSION. Each party hereto will indemnify and hold harmless each other party from any commission, fee or claim of any person, firm or Company employed or retained or claiming to be employed or retained by the indemnifying party to bring about, or to represent it in, the transactions contemplated hereby.

         Section 8.4 AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         Section 8.5 BINDING EFFECT. This Agreement shall be binding upon and ensure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives

         Section 8.6 ENTIRE AGREEMENT. This instrument and the Exhibits attached hereto contain the entire agreement of the parties hereto with respect to the purchase of the stock and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Exhibits attached hereto.

         Section 8.7 HEADINGS. The descriptive headings in the Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         Section 8.8 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         Section 8.9 NOTICES. Any notice, request, information or other documents to be given hereunder to any of the parties by any other party shall be in writing and hand delivered or sent by certified mail, postage prepaid, as follows:




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                 (a)      if to the Seller, addressed to:

                          Harlequin Investment Holdings Limited
                          Noble House
                          Queens Road
                          St. Peter Port, Guernsey

                 (b)      if to the Purchaser, addressed to:

                          China Strategic Holdings Limited
                          52F Bank of China Tower
                          1 Garden Road
                          Hong Kong


Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address as herein provided.

         Section 8.10 SEVERABILITY. If any provision of this Agreement is determined to be illegal or unenforceable, such provision will be deemed amended to the extent necessary to conform to applicable law, or if it cannot be so amended without materially altering the intention of the parties, it will be deemed stricken and the remainder of the Agreement will remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                  SELLER:

                                  HARLEQUIN INVESTMENT HOLDINGS,
                                  LIMITED



                                  by:  /s/ RICHARD N. GRAY
                                     ------------------------------
                                           Richard N. Gray


                                  PURCHASER:

                                  CHINA STRATEGIC HOLDINGS LIMITED




                                  by: /s/ MICO CHUNG
                                     ------------------------------
                                  its
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